Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter and Full Year Ended December 31, 2015

HIGHLIGHTS

•	Organic revenue up 7% in Q4 and 3% for the year, FX adjusted

•	Cash flow from operations grew to $183 million, up 23% from last year

•	Total sales bookings up 14% in Q4 and 19% for the year, FX adjusted

•	Net new sales bookings (SNET) up 10% in Q4 and 8% for the year, FX adjusted

•	60-month backlog up $162 million in 2015 to $4.3 billion, organic and FX adjusted

•	Providing 2016 guidance: accelerating organic growth combined with margin expansion

NAPLES, FLA — February 25, 2016 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter and full year ended December 31, 2015.

“We delivered our strongest organic SNET growth of the year in Q4 and set a new sales bookings record. With the retailer segment showing particular interest in our omni-channel offering and with the introduction of our new Universal Payments support for our legacy BASE24 customers, we are increasingly confident our recent strategic moves position the Company well for long-term growth,” commented Phil Heasley, President and CEO, ACI Worldwide. “We look forward to capitalizing on the acceleration in broad market interest we are seeing for our payment solutions in 2016 and beyond.”

Q4 FINANCIAL SUMMARY

During the quarter new sales bookings, net of term extensions, (SNET) grew 10% after adjusting for foreign currency fluctuations. Overall bookings, including term extensions, grew 14% after adjusting for foreign currency fluctuations. This term extension growth was higher than anticipated, which resulted in higher commissions and related selling expenses, resulting in a near-term impact to profit.

GAAP revenue in Q4 was $309 million, up 6% from last year. Excluding incremental contribution from the PAY.ON acquisition and adjusting for foreign currency fluctuations, Q4 revenue increased 7% from the same quarter last year.

Q4 adjusted EBITDA of $115 million grew $8 million, or up 8%, from Q4 2014.

We ended the year with a 60-month backlog of $4.3 billion and a 12-month backlog of $918 million. Excluding incremental PAY.ON contribution and adjusting for foreign currency fluctuations, our 60-month backlog increased $110 million and our 12-month backlog grew $27 million from Q3 2015.

FULL YEAR 2015 FINANCIAL SUMMARY

Full year new sales bookings, net of term extensions (SNET) grew 8% after adjusting for foreign currency fluctuations. Overall bookings, including term extensions, grew 19% to $1.24 billion after adjusting for foreign currency fluctuations.

Full year GAAP revenue was $1.046 billion, up $55 million, or 5% over 2014, after adjusting for foreign currency fluctuations.

Adjusted EBITDA of $260 million was flat with last year. After adjusting for pass through interchange revenues of $130 million and $118 million in 2015 and 2014, respectively, net adjusted EBITDA margin represented 28.4% in 2015 versus 28.9% in 2014. Adjusted EBITDA figures exclude significant transaction-related expenses of $15 million and $23 million in 2015 and 2014, respectively.

GAAP net income for the year was $85 million, or $0.72 per diluted share, up 26% and 24%, respectively. Operating free cash flow for the year was $143 million, up 6% from $134 million in 2014. GAAP cash flow from operations was $183 million, up 23% from last year. As of December 31, 2015, we had $102 million in cash on hand, a debt balance of $939 million, and $138 million remaining under our share repurchase authorization.

2016 GUIDANCE

Excluding contribution from the CFS business, we expect to generate revenue from ongoing operations in a range of $990 million to $1.02 billion in 2016, which represents 4-7% organic growth after adjusting for the PAY.ON acquisition and foreign currency fluctuations. Adjusted EBITDA is expected to be in a range of $265 million to $275 million, which excludes any contribution from the CFS business and approximately $15 million in one-time integration related expenses for PAY.ON, the CFS divestiture, data center and facilities consolidation, and bill payment platform rationalization. We expect to generate between $205 million and $215 million of revenue in the first quarter, which excludes up to $23 million in incremental revenue from the CFS business, depending on transaction close date. We expect full year 2016 net new sales bookings to grow in the upper single digit range.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2016 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117.    Please provide your name, the conference name ACI Worldwide, Inc. and conference code 51057338. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as 300 of the leading global retailers rely on ACI to execute $14 trillion each day in payments. In addition, thousands of organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, any-to-any payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2015.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and non-cash compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, services, and hosting specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations regarding our confidence that our recent strategic moves position the Company well for long-term growth; (ii) that we look forward to capitalizing on the acceleration in broad market interest for our payment solutions; (iii) expectations regarding revenue, adjusted EBITDA, net new sales bookings in 2016; (iv) expectations regarding organic revenue growth after adjusting for CFS divestiture; (v) expectations regarding revenue for Q1 2016; and (vi) expectations regarding CFS contribution during the first quarter.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with PAY.ON, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$102,239	$77,301
Receivables, net of allowances of $5,045 and $4,806, respectively	219,116	227,106
Recoverable income taxes	12,048	4,781
Prepaid expenses	27,461	24,314
Other current assets	27,220	40,417

Total current assets	388,084	373,919

Noncurrent assets
Property and equipment, net	60,630	60,360
Software, net	237,941	209,507
Goodwill	913,261	781,163
Intangible assets, net	256,925	261,436
Deferred income taxes, net	90,872	94,536
Other noncurrent assets, including $33,824 for assets at fair value at December 31, 2014	42,499	69,779

TOTAL ASSETS	$1,990,212	$1,850,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,420	$50,351
Employee compensation	31,213	35,299
Current portion of long-term debt	95,293	87,352
Deferred revenue	128,559	131,808
Income taxes payable	4,734	6,276
Other current liabilities	75,225	67,505

Total current liabilities	390,444	378,591

Noncurrent liabilities
Deferred revenue	42,081	49,224
Long-term debt	843,290	804,583
Deferred income taxes, net	28,067	13,442
Other noncurrent liabilities	31,930	23,455

Total liabilities	1,335,812	1,269,295

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2015 and 2014	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 140,525,055 and 139,820,388 shares issued at December 31, 2015 and 2014, respectively	702	698
Additional paid-in capital	561,379	551,713
Retained earnings	416,851	331,415

Treasury stock, at cost, 21,491,285 and 24,182,584 shares at December 31, 2015 and 2014, respectively	(252,956)	(282,538)
Accumulated other comprehensive loss	(71,576)	(19,883)

Total stockholders’ equity	654,400	581,405

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,990,212	$1,850,700

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE YEARS ENDED DECEMBER 31,
	2015	2014	2015	2014
Revenues
License	$94,230	$80,425	$251,205	$235,157
Maintenance	63,000	67,421	241,895	255,993
Services	34,371	29,811	106,820	105,584
Hosting	117,036	112,567	446,057	419,415

Total revenues	308,637	290,224	1,045,977	1,016,149

Operating expenses
Cost of license (1)	5,810	6,499	23,245	24,565
Cost of maintenance, services and hosting (1)	111,285	104,390	449,054	430,191
Research and development	33,285	31,554	145,924	144,207
Selling and marketing	40,747	29,053	129,407	112,047
General and administrative	20,552	19,938	87,419	95,065
Depreciation and amortization	22,985	19,519	82,980	71,902

Total operating expenses	234,664	210,953	918,029	877,977

Operating income	73,973	79,271	127,948	138,172

Other income (expense)
Interest expense	(10,198)	(10,818)	(41,372)	(39,738)
Interest income	132	143	386	575
Other, net	(1,284)	1,104	26,411	(240)

Total other income (expense)	(11,350)	(9,571)	(14,575)	(39,403)

Income before income taxes	62,623	69,700	113,373	98,769
Income tax expense	18,856	23,334	27,937	31,209

Net income	$43,767	$46,366	$85,436	$67,560

Earnings per common share
Basic	$0.37	$0.40	$0.73	$0.59
Diluted	$0.36	$0.40	$0.72	$0.58

Weighted average common shares outstanding
Basic	118,739	115,378	117,465	114,798
Diluted	120,167	117,033	118,919	116,771

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE YEARS ENDED DECEMBER 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$43,767	$46,366	$85,436	$67,560
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,737	5,406	21,656	20,506
Amortization	20,846	18,003	75,775	66,177
Amortization of deferred debt issuance costs	1,490	1,670	6,244	5,877
Deferred income taxes	15,555	18,074	19,328	8,437
Stock-based compensation expense	8,330	(2,697)	18,380	11,045
Excess tax benefit of stock compensation	(71)	(1,391)	(4,923)	(11,807)
Gain on available for sale securities	—	—	(24,465)	—
Other	258	(154)	2,725	1,852

Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(42,921)	(13,633)	(11,355)	(30,643)
Accounts payable	13,998	3,079	8,557	(3,422)
Accrued employee compensation	(9,139)	(3,678)	(1,998)	(6,360)
Current income taxes	(164)	1,623	(8,244)	10,968
Deferred revenue	300	(194)	(4,513)	15,738
Other current and noncurrent assets and liabilities	6,094	4,569	468	(6,902)

Net cash flows from operating activities	64,080	77,043	183,071	149,026

Cash flows from investing activities:
Purchases of property and equipment	(7,737)	(5,872)	(27,283)	(17,627)
Purchases of software and distribution rights	(9,605)	(3,046)	(21,622)	(17,273)
Proceeds from available-for-sale securities	—	—	35,311	—
Acquisition of businesses, net of cash acquired	(179,367)	—	(179,367)	(204,290)
Other	—	—	(7,000)	(1,500)

Net cash flows from investing activities	(196,709)	(8,918)	(199,961)	(240,690)

Cash flows from financing activities:
Proceeds from issuance of common stock	806	738	3,104	2,780
Proceeds from exercises of stock options	621	5,355	12,175	16,461
Excess tax benefit of stock compensation	71	1,391	4,923	11,807
Repurchases of common stock	—	—	—	(70,000)

Repurchase of restricted stock and performance shares for tax withholdings	(96)	(145)	(4,649)	(5,120)
Proceeds from revolving credit facility	186,000	20,000	298,000	169,500
Proceeds from term portion of credit agreement	—	—	—	150,000
Repayments of revolving credit facility	(8,000)	(54,500)	(164,000)	(125,500)
Repayment of term portion of credit agreement	(23,822)	(19,853)	(87,352)	(57,449)
Payments on other debt and capital leases	(853)	(432)	(12,638)	(8,344)
Payment for debt issuance costs	—	(118)	—	(4,662)
Distribution to noncontrolling interest	—	—	—	(1,391)

Net cash flows from financing activities	154,727	(47,564)	49,563	78,082

Effect of exchange rate fluctuations on cash	(716)	(3,331)	(7,735)	(4,176)

Net increase (decrease) in cash and cash equivalents	21,382	17,230	24,938	(17,758)
Cash and cash equivalents, beginning of period	80,857	60,071	77,301	95,059

Cash and cash equivalents, end of period	$102,239	$77,301	$102,239	$77,301

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED December 31,
	2015 GAAP	Adj	2015 Non-GAAP	2014 GAAP	Adj	2014 Non-GAAP	$ Diff	% Diff
Selected Non-GAAP Financial Data
Total revenues (2)	$308,637	$147	$308,784	$290,224	$324	$290,548	$18,236	6%
Total expenses (3)	234,664	(5,774)	228,890	210,953	(6,319)	204,634	24,256	12%
Operating income	73,973	5,921	79,894	79,271	6,643	85,914	(6,020)	-7%
Income before income taxes	62,623	5,921	68,544	69,700	6,643	76,343	(7,799)	-10%
Income tax expense (benefit) (4)	18,856	2,072	20,928	23,334	2,325	25,659	(4,731)	-18%

Net income	$43,767	$3,849	$47,616	$46,366	$4,318	$50,684	$(3,068)	-6%

Depreciation	5,737	—	5,737	5,406	—	5,406	331	6%
Amortization - acquisition related intangibles	5,891	—	5,891	6,245	—	6,245	(354)	-6%
Amortization - acquisition related software	7,322	—	7,322	6,297	—	6,297	1,025	16%
Amortization - other	7,633	—	7,633	5,461	—	5,461	2,172	40%
Stock-based compensation	8,330	—	8,330	(2,698)	—	(2,698)	11,028	-409%

Adjusted EBITDA	$108,886	$5,921	$114,807	$99,982	$6,643	$106,625	$8,182	8%

Earnings per share information
Weighted average shares outstanding
Basic	118,739	118,739	118,739	115,378	115,378	115,378
Diluted	120,167	120,167	120,167	117,033	117,033	117,033

Earnings per share
Basic	$0.37	$0.03	$0.40	$0.40	$0.04	$0.44	$(0.04)	-9%
Diluted	$0.36	$0.03	$0.40	$0.40	$0.04	$0.43	$(0.03)	-7%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but w as not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $2.4 million for employee related actions, $1.0 million for technology projects, and $2.4 million for professional and other fees in 2015 and $3.4 million for employee related actions, $1.1 million for data center moves, and $1.8 million for professional and other fees in 2014.
(4)	Adjustments tax effected at 35%.

	Quarter Ended December 31,
Reconciliation of Operating Free Cash Flow (millions)	2015	2014
Net cash provided by operating activities	$64.1	$77.0
Payments associated with acquired opening balance sheet liabilities	—	0.2
Net after-tax payments associated with employee-related actions (4)	2.0	1.5
Net after-tax payments associated with significant transaction related expenses (4)	1.1	1.8
Less capital expenditures	(17.3)	(8.9)

Operating Free Cash Flow	$49.9	$71.6

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE TWELVE MONTHS ENDED December 31,
	2015 GAAP	Adj	2015 Non-GAAP	2014 GAAP	Adj	2014 Non-GAAP	$ Diff	% Diff
Selected Non-GAAP Financial Data
Total revenues (2)	$1,045,977	$743	$1,046,720	$1,016,149	$1,777	$1,017,926	$28,794	3%
Total expenses (3)	918,029	(15,041)	902,988	877,977	(22,892)	855,085	47,903	6%
Operating income	127,948	15,784	143,732	138,172	24,669	162,841	(19,109)	-12%
Income before income taxes	113,373	15,784	129,157	98,769	24,669	123,438	5,719	5%
Income tax expense (benefit) (4)	27,937	5,524	33,461	31,209	8,634	39,843	(6,382)	-16%

Net income	$85,436	$10,260	$95,696	$67,560	$16,035	$83,595	$12,101	14%

Depreciation	21,656	—	21,656	20,506	—	20,506	1,150	6%
Amortization - acquisition related intangibles	22,959	—	22,959	24,676	—	24,676	(1,717)	-7%
Amortization - acquisition related software	25,787	—	25,787	22,285	—	22,285	3,502	16%
Amortization - other	27,029	—	27,029	19,216	—	19,216	7,813	41%
Stock-based compensation	18,380	—	18,380	11,045	—	11,045	7,335	66%

Adjusted EBITDA	$243,759	$15,784	$259,543	$235,900	$24,669	$260,569	$(1,026)	0%

Earnings per share information
Weighted average shares outstanding
Basic	117,465	117,465	117,465	114,798	114,798	114,798
Diluted	118,919	118,919	118,919	116,771	116,771	116,771

Earnings per share
Basic	$0.73	$0.09	$0.81	$0.59	$0.14	$0.73	$0.09	12%
Diluted	$0.72	$0.09	$0.80	$0.58	$0.14	$0.72	$0.09	12%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC and S1 deferred revenue that would have been recognized in the normal course of business but w as not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $6.3 million for employee related actions, $5.6 million for transition and technology costs, and $3.1 million for professional and other fees in 2015, and $10.4 million for employee related actions, $5.3 million for data center moves, and $7.2 million for professional and other fees in 2014.
(4)	Adjustments tax effected at 35%.

	Year Ended December 31,
Reconciliation of Operating Free Cash Flow (millions)	2015	2014
Net cash provided (used) by operating activities	$183.1	$149.0
Payments associated with acquired opening balance sheet liabilities	0.1	4.8
Net after-tax payments associated with employee-related actions (4)	5.0	6.3
Net after-tax payments associated with lease terminations (4)	0.3	1.0
Net after-tax payments associated with significant transaction related expenses (4)	3.3	8.1
Less capital expenditures	(48.9)	(34.9)

Operating Free Cash Flow	$142.9	$134.3